Exhibit 10.2

CONFIDENTIAL

December 10, 2019

Ms. Joan Schmidt

Dear Joan,

Congratulations! Arena Pharmaceuticals, Inc. (“Arena” or “Company”) is very pleased to offer you the position of Executive Vice President and General Counsel, reporting to Amit Munshi, President and CEO. Your position will be based in Boston, MA. This position also requires occasional travel, including travel to the Company’s other locations in San Diego, CA and Zug, Switzerland.

Compensation
Your annualized salary will be $420,000.00 payable at the semi-monthly rate of $17,500.00 in accordance with Arena's normal payroll policies and procedures.  This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You will be eligible to participate in an Arena Bonus Plan in 2020, with a bonus target potential of 50% (fifty percent) of your annualized base salary. Such a bonus would be contingent upon the successful achievement of corporate and individual objectives, and subject to approval by the Board of Directors. Such bonus, if any, will be prorated based on the number of months worked in the plan year, and you must be actively employed with Arena on the bonus payment date to be eligible to earn the bonus. Your salary and any bonus will be subject to customary federal, state and local taxes and withholdings.

In connection with your acceptance of this offer of employment and the commencement of your employment, we will recommend to the Compensation Committee of the Board of Directors, or other authorized committee, that you be granted a stock option of 150,000 (one-hundred fifty thousand) shares on the 15th of the month following the month of your hire date, subject to approval by the Board of Directors and the terms of the Company’s Equity Incentive Plan effective on the date of grant (the “Option Grant”). Such Option Grant shall vest on the following schedule: 25% upon the one-year anniversary, then 1/48 vesting monthly thereafter over the remaining 36 months. Your entitlement to any stock options that may be approved is conditioned upon your signing of our standard form of stock option agreement and subject to its terms and the terms of the Equity Incentive Plan under which the option(s) was granted.

In addition, in the event that your current employer does not pay your annual bonus for 2019 and you join Arena on or before March 2, 2020, Arena will pay you a one-time signing bonus up to $163,000 (one hundred sixty-three thousand dollars) gross, subject to bonus tax rates (the “One Time Bonus”).  The One Time Bonus shall be paid only if you do not receive a 2019 annual bonus payment from your current employer, and any payment is conditioned upon your written documentation certifying that you did not receive a 2019 annual bonus payment, or an equivalent, from your current company.  The One Time Bonus, if payable, will be paid within 30 calendar days of your full-time date of hire, and shall be fully repayable by you to Arena if you voluntarily terminate your employment or you are involuntarily terminated for cause (as defined in the Company’s Severance Benefits Plan) within twelve (12) months of the commencement of your full-time employment and assumes full-time employment throughout that 12-month period. The amount repayable to the Company is due on or prior to your date of termination.

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Relocation Benefits

Your position is located in our Boston, MA office. As such, you will be eligible for relocation benefits under Arena’s Relocation Policy, which you will be required to sign as a condition of receiving benefits. The expectation is that you will relocate from your current location in the New York City area to the Boston area no later than 90 (ninety) days following your date of hire. Upon commencement of your employment and execution of the Relocation Policy, you will be eligible for relocation benefits under our Relocation Policy Tier 1. All relocation benefits you are provided (either directly paid to you or that are paid on your behalf by the Company) are fully repayable by you to Arena if you voluntarily terminate your employment or you are involuntarily terminated for cause (as defined in the company’s Severance Benefits Plan) within twenty-four (24) months of your employment start date and the 24-month repayment period assumes continuous, full-time employment throughout that period. The amounts repayable to the Company are due on or prior to your date of termination.

By signing this offer letter, you acknowledge your agreement to the repayment requirements for both the One Time Bonus and Relocation Benefits.

Employee Benefits

You are eligible to accrue a maximum of 120 hours of paid vacation per calendar year, accruing from a zero balance on your hire date and capped as set forth in the Arena Employee Handbook. You are also eligible to take a maximum of 48 hours of sick leave per calendar year. In addition, Arena offers a holiday schedule which includes a week off in Summer and Winter between Christmas and New Years’ Day.

Effective as of your date of hire you may be eligible to participate in Arena’s health insurance plans, 401(k) and other benefit plans according to the terms and conditions of those plans.  A brochure outlining these benefits is available upon request and information is also available through our Benefits team.  Arena reserves the right to change the terms or cancel its compensation and benefits programs at any time.

Employment Relationship

Your employment will be “at-will.” This means that you or Arena may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer.

Employment Contingency

This offer of employment and/or your employment by Arena is contingent upon:

•	Successful completion of a background and reference checks prior to your date of hire
•	Submitting proof of your identity and your legal right to work in the US (work authorization) within three days of your date of hire, in conformance with I-9 requirements
•	Execution of the attached Memo of Understanding on or before your date of hire
•	Execution of Arena’s Employee Proprietary Information and Inventions Agreement on or before your date of hire
•	Certification of receipt and understanding of Arena’s Code of Business Conduct and Ethics, and Insider Trading Policy on or before your date of hire

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By signing this offer letter, you represent that you have reviewed and understand the description of your duties in the role you have been offered, and that your employment with Arena will not conflict with or violate any agreement or understanding with your former employer or other person or entity.

Arena Policies and Procedures

You will be required to abide by and agree to all Arena policies and procedures, including but not limited to those set forth in the Arena employee handbook and accompanying policies. Upon your date of hire, you will be provided the employee handbook and other company policies and procedures for review and will be required to acknowledge receipt of the with your signature.

This letter and the documents to which it refers set forth the complete offer we are extending to you and supersedes and replaces any prior inconsistent statements or discussions.  It may be changed only by a subsequent written agreement signed by the head of Human Resources or the Chief Executive Officer.

Joan, we are enthusiastic about the prospects of your joining the Arena team and look forward to a mutually rewarding professional relationship. This offer shall remain effective until 5:00pm PT on Monday, December 16, 2019, and is contingent upon your commencement of work on or before March 2, 2020.  If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras

EVP & Chief Human Resources Officer

Acceptance:

I have read the terms of this offer of employment from Arena Pharmaceuticals, Inc. and accept and agree to them.

/s/ Joan Schmidt12/16/2019

Joan SchmidtDate

Enclosures:

Employee Proprietary Information and Inventions Agreement

Code of Business Conduct and Ethics

Insider Trading Policy

Memo of Understanding

Relocation Summary

Copy of Severance Benefits Plan

Benefits Summary

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